EXHIBIT 2.2

ASSET PURCHASE AGREEMENT

among

IVESCO HOLDINGS LLC,

AHN INTERNATIONAL LLC

and

MWI VETERINARY SUPPLY CO.

dated as of
August 28, 2013

Table of Contents

(continued)

Table of Contents

(continued)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 28, 2013, is entered into among IVESCO HOLDINGS LLC, a Delaware limited liability company  (“Seller”), ahn international llc, a Delaware limited liability company (“AHN”) and MWI Veterinary Supply Co., an Idaho corporation (“Buyer”).

RECITALS:

WHEREAS, Seller is engaged in (a) the distribution and sale of animal health products, including pharmaceuticals, vaccines, nutritionals, equipment and insecticides to veterinary clinics, dealer retail stores, livestock operations, poultry and swine integrators and feed ingredient customers, and (b) service, logistics and technical support relating to such distribution and sale of animal health products (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and certain specified liabilities of the Business, subject to the terms and conditions set forth herein;

WHEREAS, the boards of directors or managers of Seller and AHN (or other similar governing bodies) have declared the advisability of this Agreement and approved and adopted this Agreement;

WHEREAS, the board of directors of Buyer has declared the advisability of this Agreement and approved and adopted this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Indebtedness” has the meaning set forth in Section 2.06(b).

“Actual Working Capital” has the meaning set forth in Section 2.06(b).

 “Acquired Real Property” has the meaning set forth in Section 2.01(f).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble, as amended from time to time in writing executed by AHN, Seller and Buyer.

“AHN” shall have the meaning set forth in the Preamble.

“AHN Holdings” means AHN Holdings LLC, a Delaware limited liability company.

“Allocation” has the meaning set forth in Section 10.01.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.05.

“Balance Sheet” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

“Benefit Plan” has the meaning set forth in Section 4.20(e).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(k).

“Bulk Sales Liabilities” has the meaning set forth in Section 2.03(f).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Fundamental Reps” has the meaning set forth in Section 8.04(c).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Related Actions” has the meaning set forth in Section 4.17(a).

“Buyer Spending Account” has the meaning set forth in Section 6.05(e).

“Buyer’s Accountants” means Deloitte & Touche LLP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Chosen Court” has the meaning set forth in Section 11.10(b).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Escrow Amount” means the sum of the General Escrow Amount and the Employee/Consultant Escrow Amount.

 “Closing Date Purchase Price” has the meaning set forth in Section 2.05(b).

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date.

“Closing Date Statement” has the meaning set forth in Section 2.06(b).

“COBRA” has the meaning set forth in Section 2.04(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Communication Addresses” means all telephone numbers, facsimile numbers, internet addresses, internet domain names, internet domain name registrations, log-in identifications, user identifications, screen names and on-line service identifications relating to Seller.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Covered Assets and Persons” has the meaning set forth in Section 6.14.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.06 of the Disclosure Schedules and only to the extent such assets are Purchased Assets pursuant to the terms of this Agreement, which for the avoidance of doubt shall not include cash or cash equivalents, Taxes or Excluded Assets; provided, however, that only Inventory that is able to be physically counted at Closing will be considered in the calculation of Current Assets for purposes of this Agreement.

“Current Liabilities” means the current Liabilities of the Business included in the line items set forth on Section 2.06 of the Disclosure Schedules and only to the extent such Liabilities are Assumed Liabilities pursuant to the terms of this Agreement, which for the avoidance of doubt shall not include Taxes. For the avoidance of doubt, “Current Liabilities” shall not include any Repaid Indebtedness actually paid in full at Closing.

“Deed” has the meaning set forth in Section 2.12(a).

“De Minimis” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Directed Payment” means three hundred thousand dollars ($300,000).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disclosure Schedules Supplement Acceptance” has the meaning set forth in Section 6.04(b).

“Disputed Amounts” has the meaning set forth in Section 2.06(d)(iii).

“Dollars or $” means the lawful currency of the United States.

“Employee/Consultant Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing to govern the Employee/Consultant Escrow Fund, in a form to be agreed upon by Buyer and Seller.

“Employee/Consultant Escrow Amount” means seven hundred seventy thousand five hundred dollars ($770,500).

“Employee/Consultant Escrow Fund” means the Employee/Consultant Escrow Amount in a segregated account established and maintained at the Escrow Agent pursuant to the Employee/Consultant Escrow Agreement to be available to satisfy obligations of Seller to reimburse Buyer for payments to employees or consultants, or to fund such payments directly in accordance with the Employee/Consultant Letter Agreement, after Closing pursuant to the Employee/Consultant Letter Agreement.

“Employee/Consultant Letter Agreement” means that certain Employee/Consultant Letter Agreement, dated the date hereof, between Buyer and Seller,

governing the terms of Seller’s obligations to reimburse Buyer for certain payments to employees or consultants of Buyer after Closing.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any requirement to pay any past, present or future royalty payments.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release or Management of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the Management of any Hazardous Materials.

“Environmental Permit” means any Permit, required under or issued, granted, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Seller as a single employer within the meaning of Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Estimated Closing Adjustment Amount” means the positive or negative number equal to the sum of: (a) the positive or negative number representing the result of Target Working Capital minus the Estimated Working Capital and (b) Estimated Indebtedness.

“Estimated Closing Date Statement” has the meaning set forth in Section 2.06(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.06(a).

“Estimated Working Capital” has the meaning set forth in Section 2.06(a).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(c).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FDA” has the meaning set forth in Section 2.04(g).

“Final Closing Adjustment Amount” means the positive or negative number equal to the sum of: (a) the positive or negative number representing the result of the Estimated Working Capital minus the Final Working Capital and (b) the positive or negative number representing the result of the Final Indebtedness minus the Estimated Indebtedness.

“Final Indebtedness” shall mean the amount calculated and determined in accordance with Section 2.06(d)(ii) or Section 2.06(d)(iii).

“Final Working Capital” shall mean the amount calculated and determined in accordance with Section 2.06(d)(ii) or Section 2.06(d)(iii).

“Financial Statements” has the meaning set forth in Section 4.05.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(l).

“GAAP” means United States generally accepted accounting principles.

“General Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing to govern the General Escrow Fund, substantially in the form attached hereto as Exhibit A.

“General Escrow Amount” means five million dollars ($5,000,000).

“General Escrow Fund” means the General Escrow Amount in a segregated account established and maintained at the Escrow Agent pursuant to the General Escrow Agreement to be available to satisfy (i) obligations of Seller in respect of any post-Closing adjustments pursuant to Section 2.06(d), and (ii) claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to ARTICLE VIII.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, containment, pollutant, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all principal, interest, premiums or other obligations of Seller and its subsidiaries, to the extent assumed by Buyer, related to, without duplication, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, and the amount of all checks drawn in excess of account balances, (d) all indebtedness created or arising under a conditional sale or other title retention agreement with respect to acquired property, (e) all obligations as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all obligations owing pursuant to factoring agreements for accounts receivable and all obligations under swap or derivative agreements, (h) all Indebtedness of the type referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by Seller or its subsidiaries, (i) all Indebtedness of the type referred to in clauses (a) through (g) above that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by Seller or its Subsidiaries, even though such person has not assumed, become liable for or guaranteed the payment of such Indebtedness, and (j) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of the type referred to in clauses (a) through (j) above.

“Indemnification Cap” has the meaning set forth in Section 8.04(b).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” has the meaning set forth in Section 2.06(d)(iii).

“Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other indicia of source of goods and services, whether registered, unregistered or arising by Law, and all registrations, renewals and applications for registration of such trademarks, including intent-to-use applications, and all associated business goodwill; (b)

internet domain name registrations; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law) and mask works, all registrations and applications for registration of such copyrights and mask works, all issuances, extensions and renewals of such registrations and applications, and all moral rights or rights of attribution arising in any of the foregoing; (d) confidential or proprietary information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) rights arising in computer software, whether in source code or object code format, including application software, software languages, firmware, middleware, routines, scripts, tools, compilers, databases and documentation; (f) rights of privacy, publicity and personality; and (g) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing, effected by Seller.

“Interim Balance Sheet” has the meaning set forth in Section 4.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05.

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“Inventory” has the meaning set forth in Section 2.01(b).

“IRS” has the meaning set forth in Section 4.20(g).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the knowledge of the following officers of Seller, after reasonable inquiry: Robert DiMarzo, Randolph Ingram,  Richard Burton, Gerald Monnot, Tony Corbett and Paul McLellan.

“Law” means any statute, law, ordinance, regulation, rule, directive, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.11(b).

“Leases” has the meaning set forth in Section 4.11(b).

“Legitimate Business Interests” has the meaning set forth in Section 6.06.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include speculative, remote or punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Management” means management, manufacture, use, containment, distribution, packaging, labeling, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis. However, “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change arising out of, resulting from or attributable to: (i) any changes in economic and political conditions or the securities, banking, currency, capital or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Business operates;   (iii) conditions caused by acts of terrorism, war (whether or not declared) or other armed hostilities, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (iv) the negotiation, public announcement, execution or performance of this Agreement or the transactions contemplated by this Agreement that results in the loss of a Material Customer or Material Supplier of the Seller; (v) any failure by Seller, for any period ending on or after the Balance Sheet Date, to meet financial projections or forecasts or earnings predictions provided to Buyer or its representatives or contained in any presentation made by Seller or its Representatives to Buyer or its Representatives (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (vi) any action of Buyer or any of its Affiliates that results in a loss of a Material Customer or Material Supplier of the Seller; (vii)  changes in any Laws affecting the Business; or (viii) any decision by any Transferred Employee not to accept employment with Buyer as of or after the Closing Date; provided, however, that any event, occurrence, fact, condition or change described in the foregoing clauses (i), (ii) and

(vii) above may constitute or give rise to a Material Adverse Effect to the extent that such event, occurrence, fact, condition or change has a disproportionate impact on Seller or the Business, each, taken as a whole, relative to other Persons operating in the industries in which the Business is operated.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Material Customers” has the meaning set forth in Section 4.15(a).

“Material Suppliers” has the meaning set forth in Section 4.15(b).

“Multiemployer Plan” has the meaning set forth in Section 4.20(f).

“Outstanding Receivable” has the meaning set forth in Section 2.06(c).

“Owned Real Property” has the meaning set forth in Section 4.11(a).

“Pay-off Letters” has the meaning set forth in Section 3.02(a)(xii).

“Pension Plan” has the meaning set forth in Section 4.20(g).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.09.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Property Leases” has the meaning set forth in Section 2.01(e).

“Pharmaceutical Products” means (i) articles recognized in the official United States Pharmacopoeia, official Homoeopathic Pharmacopoeia of the United States, or official National Formulary, or any supplement to any of them; (ii) articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals; (iii) articles (other than food) intended to affect the structure or any function of the body of man or other animals; (iv) articles classified as a “drug” or “device” under the United States Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, etc., and the regulations promulgated pursuant to such Act; (v) articles classified as a “drug,” “device,” or similar such terms under applicable state or local statutes, ordinances, rules and regulations governing pharmacists or pharmacies, and (vi) articles that are dispensed or delivered for administration to or use by a patient or other individual entitled to receive the article pursuant to a prescription issued by a physician, dentist, veterinarian, scientific investigator or other person who has a license to issue such a prescription.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Product Replacement Obligations” has the meaning set forth in Section 2.03(h).

“Purchase Consideration” has the meaning set forth in Section 10.01.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Real Property” has the meaning set forth in Section 2.01(f).

“Receivables” mean all accounts or notes receivable, work in progress (unbilled services rendered prior to Closing), promissory notes, amounts due under sales contracts, rebates and incentives, employee receivables under any employee notes or obligations (other than salaries and benefits accrued in the ordinary course of business) and any security, claim, remedy or other right related to the foregoing and any other amounts owed to Seller at Closing and arising in the ordinary course of business.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Related Party” has the meaning set forth in Section 4.22.

“Repaid Indebtedness” has the meaning set forth in Section 3.02(a)(xii).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(d)(ii).

“Restricted Parties” has the meaning set forth in Section 6.06.

“Review Period” has the meaning set forth in Section 2.06(d)(i).

“Sales Taxes” means sales or use Taxes.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).

“Seller Fundamental Reps” has the meaning set forth in Section 8.04(a).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Spending Account” has the meaning set forth in Section 6.05(e).

“Seller’s Accountants” means Ernst & Young LLP.

“Statement of Objections” has the meaning set forth in Section 2.06(d)(ii).

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Working Capital” means $58,651,000, which has been calculated in accordance with the schedule attached as Section 2.06 of the Disclosure Schedules.

“Taxes” means all (i) federal, state, local, non-U.S. and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (ii) any Liability for any amount described in clause (i) of any Person as a transferee or successor, by contract, by operation of Law or otherwise or under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the General Escrow Agreement, the Employee/Consultant Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Employee/Consultant Letter Agreement, Deeds, Assignment and Assumption of Leases and the other agreements, certificates, instruments and documents required to be delivered on the date hereof or at the Closing.

“Transferred Employees” has the meaning set forth in Section 6.05(a).

“Undisputed Amounts” has the meaning set forth in Section 2.06(d)(iii).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“WARN Act Liabilities” has the meaning set forth in Section 2.03(c).

ARTICLE II
Purchase and Sale

Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver, and Seller shall cause its Affiliates to sell, assign, transfer and convey and deliver, to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired and whether or not reflected on the books and records of Seller (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

all Receivables;

all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, all Pharmaceutical Products, and all other operating supplies and other inventories  (“Inventory”);

all Contracts related to Seller and the Business, including Intellectual Property Licenses, and including those set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);

all Intellectual Property Assets;

all tangible personal property owned by or leased to Seller including without limitation, furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, trade fixtures, computer equipment, computer systems, furnishings, machinery, tenant improvements, security equipment, communications equipment, equipment operation manuals, if any (the “Tangible Personal Property”), including but not limited to those items listed on Section 2.01(e) of the Disclosure Schedules, with all equipment and other personal property leases for such Tangible Personal Property (“Personal Property Leases”);

all Owned Real Property and all leasehold interests in the Leased Real Property (collectively, the “Real Property”), together with the building, fixtures and other improvements located on such Real Property, set forth on Section 2.01(f) of the Disclosure Schedules (the “Acquired Real Property”);

all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.18(b) and Section 4.19(b) of the Disclosure Schedules, to the extent transfer is permitted by Law or the terms thereof;

all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, including without limitation the right to sue for past, present and future infringement of any Intellectual Property Assets;

all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits (including any cash deposits), charges, sums and fees, excluding any of the foregoing related to or constituting Taxes or Tax refunds or credits;

all of Seller’s rights under warranties, guaranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

originals, or where not available, copies, of all books and records relating to the Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, Communication Addresses, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses, and personnel files for Transferred Employees  (the “Books and Records”), but excluding Books and Records related solely to Taxes of Seller and other Books and Records which Seller is required by applicable Laws to retain;

all goodwill and the going concern value of the Business; and

all rights of Seller arising under or relating to the obligations to the extent expressly assumed by Buyer at Closing pursuant to Section 2.03.

Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

all cash and cash equivalents of Seller (other than cash related to customer deposits);

the seals, organizational documents, minute books, Tax Returns or other records having to do with the formation or organization of Seller,  the Taxes of Seller, the other Excluded Assets or Excluded Liabilities, or which Seller is required by applicable Laws to retain (including without limitation personnel, Tax and other books and records);

Contracts set forth on Section 2.02(c) of the Disclosure Schedules and Contracts that are not Assigned Contracts (the “Excluded Contracts”);

the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

all Benefit Plans and all rights in connection with any assets, including all insurance policies, relating to the Benefit Plans;

all claims for refunds of Taxes or Tax credits and other governmental charges of whatever nature to which Seller may be entitled with respect to any pre-Closing period or partial period (including without limitation any Pre-Closing Tax Period or Straddle Period);

all Insurance Policies and rights thereunder;  and

the rights which accrue or will accrue to Seller under this Agreement and the other Transaction Documents or relating to the Excluded Assets.

Buyer shall cooperate with Seller in any actions taken by Seller to recover any Excluded Assets, provided that any reasonable out-of-pocket expenses incurred by Buyer in such cooperation shall be reimbursed by Seller to Buyer.

Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and shall pay, perform and discharge the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

the Liabilities of Seller that are classified under the “accounts payable,” “goods received not invoiced,” “sales return reserve,” “credit card processing fees,” “customer rebate fees,” “other” and “agency” line items of the Interim Balance Sheet (except as such line items are modified on Section 2.03(a) of the Disclosure Schedules), without duplication, (i) as of the Interim Balance Sheet Date and (ii) as of the Closing Date that arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and that consistent with past practice would be have been categorized under such line items had the Interim Balance Sheet Date been the Closing Date;

all Liabilities in respect of the Assigned Contracts, the Personal Property Leases and the Leases included in the Acquired Real Property but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; provided that the payments, installment payments, monthly payments and other Liabilities related to Personal Property Leases, the Leases included in the Acquired Real Property and the Assigned Contracts shall be paid current by Seller up to and including Closing or included by Seller in the calculation of the Final Working Capital;

any liability imposed upon Seller or Buyer or any of their respective Affiliates under the WARN Act related to (i) any termination of employees of Seller at the

Closing who do not become Transferred Employees, (ii) any failure of Buyer to offer employment to any employee of Seller, and (iii) any Transferred Employees terminated by Buyer subsequent to the Closing (together, “WARN Act Liabilities”);

all Liabilities of Seller included in the calculation of the Final Working Capital or any Final Closing Adjustment Amount (excluding Repaid Indebtedness);

all Liabilities and obligations arising as result of the ownership, operation and use of the Purchased Assets by Buyer from and after the Closing Date;

all Liabilities, except for Liabilities for Taxes and Excluded Liabilities and Liabilities having their origin in Taxes or Excluded Liabilities, arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction (“Bulk Sales Liabilities”);

all Liabilities in respect of Permitted Encumbrances; and

all “repair and replacement” or similar warranty obligations of Seller or the Business related to products manufactured or sold by Seller prior to the Closing Date (“Product Replacement Obligations”).

Except for the Assumed Liabilities, Buyer is not assuming, shall not assume, and shall not be deemed to have assumed, any Liability of Seller or the Business at Closing.  If a Liability is not identified in this Section 2.03, then the Liability shall not be assumed by Buyer, and shall be retained by, and be the sole and exclusive obligation of, Seller following Closing.  No party hereto intends that the assumption by Buyer of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto.

Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).  Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

Any Liabilities of Seller or AHN arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

Any Liability for (i) Taxes of Seller (or any Affiliate of Seller); (ii) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period other than Taxes included in the calculation of Final Working Capital, if any; (iii) Taxes that arise out of the consummation of the transactions contemplated under this Agreement; or (iv) Taxes that are the responsibility of Seller pursuant to Sections 10.02 and 10.03.

Any Liabilities relating to or arising out of the Excluded Assets (including any Taxes arising from or in connection with any Excluded Asset and any outstanding checks).

Any Liabilities in respect of any Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date, including the Action described on Section 2.04(d) of the Disclosure Schedules.

Any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller.

Any recall, design defect or similar claims of any products manufactured, sold or distributed or any service performed by Seller, other than Product Replacement Obligations.

Any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law, Permit or Governmental Order.  Without limiting the foregoing, Seller shall be responsible for any Liabilities arising from or related to the failure to properly comply, with respect to products sold by Seller prior to the Closing Date, with (i) any federal, state, or local Law, Permit or Governmental Order of the U.S. Food and Drug Administration (“FDA”) or relating to Pharmaceutical Products and (ii) the duty to exercise the requisite care, skill and knowledge in purchasing, storing, selling, and distributing Pharmaceutical Products.  Buyer acknowledges that all such compliance obligations based on operations of Buyer from and after the Closing shall be the obligation of Buyer, and Seller shall have no obligation to satisfy or indemnify Buyer for or in respect of any Liabilities of Buyer arising from and after the Closing.

Any Liabilities of Seller or its Affiliates with respect to employment, termination of employment, compensation or employee benefits of any nature (including, but not limited to the benefits to be provided under the Benefit Plans) owed to any current or former employee, officer, director or independent contractor of Seller or its Affiliates (or the beneficiary of any current or former employee, officer, director or independent contractor of Seller or its Affiliates) whether or not such current or former employee, officer, director or independent contractor becomes a Transferred Employee or other service provider to Buyer or its Affiliates, that arises out of or relates to the employment or other relationship between Seller or its Affiliates and any such current or former employee, officer, director or independent contractor of Seller or its Affiliates or the termination of such relationship.  Without limiting the foregoing, Seller shall be responsible for the payment of any severance payment or benefits (including, without limitation, coverage under the Consolidated Omnibus Budget Reconciliation Act, of 1985 as amended (“COBRA”) and similar state law) that become due to any current or former employee, officer, director or independent contractor of Seller or its Affiliates as a result of the termination of employment or service of such current or former employee, officer, director or independent contractor by such individual or by Seller or its Affiliates, including any such termination that occurs upon Closing (excluding as to any of the foregoing who becomes a Transferred Employee), and, in the case of any employee, officer, director or independent contractor of Seller or its Affiliates who does not become a Transferred Employee or other service provider to Buyer or its Affiliates at Closing, such termination that occurs after Closing.  Buyer and its Affiliates shall not be obligated to continue or assume any employee benefit plan or program of Seller or its Affiliates (including, but not limited to the Benefit Plans) or be responsible for any obligation or Liability thereunder. For the avoidance of doubt, all Liability incurred by Buyer or its Affiliates in connection with providing continued medical, dental, vision, prescription drug or other benefits under COBRA or similar law (in excess of employee premiums collected by Buyer or its Affiliates) for any current or former employee, officer, director or independent contractor of Seller or its Affiliates (or the beneficiary or dependent of such individual), whether terminated prior to Closing or terminated upon or after Closing (other than a Transferred Employee) shall constitute an Excluded Liability (regardless of any requirement under Applicable Law which may impute such Liability to Buyer).

All Bulk Sales Liabilities having their origin in Taxes or Excluded Liabilities.

Any Liabilities of Seller for transaction bonuses, change in control payments or other similar payments (and the employer portion of any Taxes relating thereto) due or triggered as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

Any Environmental Claims or Liabilities under Environmental Laws or with respect to the presence, Release, Management of or exposure to Hazardous Materials arising out of or relating to facts, circumstances or conditions first existing or occurring on or prior to the Closing or otherwise, in each case arising out of any actions or omissions of Seller.

Any Liabilities which constitute intercompany payables owing to Affiliates of Seller.

Any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing.

Any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller or its Affiliates (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees.

Any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing unless Liabilities for such breaches are included by Seller in the calculation of the Final Working Capital.

Any Liabilities associated with Indebtedness of Seller.

Any Liabilities of Seller to its equity security holders respecting dividends, distributions in liquidation, redemptions of shares, option payments or otherwise.

Any Liabilities for deductibles, co-payments, premiums or other payments under or relating to Insurance Policies.

Purchase Price. The aggregate purchase price for the Purchased Assets shall be $67,500,000 in immediately available funds (the “Purchase Price”), subject to adjustment pursuant to this Section 2.05 and Section 2.06 hereof, plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid at Closing as follows:

Buyer shall pay, or cause to be paid, on behalf of Seller by wire transfer of immediately available funds an amount equal to the Repaid Indebtedness to the accounts designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date and pursuant to the Pay-off Letters;

Buyer shall pay, or cause to be paid, the Purchase Price, minus  (x) the Closing Date Escrow Amount, minus  (y) the Estimated Closing Adjustment Amount (understanding that the Estimated Closing Adjustment Amount may be a negative number, in which case the absolute value of such number would be added to the Purchase Price), and minus (z) the Directed Payment (such resulting amount, the “Closing Date Purchase Price”) by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date;

Buyer shall deposit, or cause to be deposited, the Closing Date Escrow Amount by wire transfer of immediately available funds into the accounts designated by the Escrow Agent, which amounts shall be held and distributed in accordance with the terms hereof, the General Escrow Agreement and the Employee/Consultant Escrow Agreement, as applicable; and

Buyer shall pay, or cause to be paid, on behalf of Seller by wire transfer of immediately available funds an amount equal to the Directed Payment, subject to applicable tax and other required withholdings, to the account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date.

Purchase Price Adjustment.

Determination of Closing Adjustment. No later than two (2) Business Days prior to the Closing, Seller shall provide Buyer with a certificate executed by the Chief Financial Officer of Seller (the “Estimated Closing Date Statement”) setting forth in reasonable detail (i) a good faith estimate of Closing Working Capital (“Estimated Working Capital”) (prepared in accordance with the schedule attached as Section 2.06(a) of the Disclosure Schedules), (ii) a good faith estimate of the aggregate amount of all Indebtedness of Seller as of the open of business on the Closing Date (“Estimated Indebtedness”), and (iii) the calculation of the Estimated Closing Adjustment Amount, together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations therein.  The Estimated Closing Date Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, subject only to the modifications and limitations set forth on Section 2.06(a) of the Disclosure Schedules.  Buyer and its Representatives shall have an opportunity to review and reasonably comment on the Estimated Closing Date Statement delivered by Seller, which shall be subject to Buyer’s reasonable approval.

Post-Closing Determination of Closing Date Statement.    Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Date Statement”) setting forth Buyer’s good faith calculations of (i) Closing Working Capital (“Actual Working Capital”), (ii) the aggregate amount of all Indebtedness of Seller as of the open of business on the Closing Date (prior to giving effect to the Closing)  (“Actual Indebtedness”) and (iii) the calculation of the Final Closing Adjustment Amount, together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth therein.  The Closing Date Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, subject only to the modifications and limitations set forth in this Section 2.06 and on Section 2.06(b) of the Disclosure Schedules.

Outstanding Receivables.  Solely for purposes of preparing and finalizing the Closing Date Statement (and the computation of Actual Working Capital included therein), in the event any Receivable outstanding at Closing for which there was a reserve set forth on the Estimated Closing Date Statement was actually collected prior to the delivery of the Closing Date Statement, then the amount of such reserve shall dollar for dollar be decreased by the amount actually collected and, to the extent any Receivable (or any portion thereof) outstanding at Closing was not collected in accordance with its payment terms prior to the delivery of the Closing Date Statement, then such uncollected amount of such Receivable (each an “Outstanding Receivable”) shall dollar for dollar be included in the reserves set forth on the Closing Date Statement and in the calculation of Actual Working Capital to the extent not previously included in the reserves set forth on the Estimated Closing Date Statement.  Any Outstanding Receivable collected within 60 days after delivery of the Closing Date Statement by Buyer, to the extent Buyer has received payment for such Outstanding Receivable, shall be immediately paid to Seller, net of any costs of collection. Following Closing, (i) Seller will assist Buyer in the collection of the Receivables in the manner and to the extent that Buyer shall reasonably request, all at the expense of Buyer; however, Seller shall not be required to commence any Action against any Receivables payor, and (ii) Buyer will use commercially reasonable efforts to collect the Receivables.

Examination and Review.

Examination. After receipt of the Closing Date Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Date Statement. During the Review Period, Seller and Seller’s Accountants shall have reasonable access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Date Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Date Statement as Seller may reasonably request for the purpose of reviewing the Closing Date Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Date Statement by delivering to Buyer a written statement setting forth those items that Seller disputes (the “Statement of Objections”). The Statement of Objection shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, (ii) include only disagreements based on mathematical errors or the components of the Closing Date Statement not being calculated in accordance with this Section 2.06, and (iii) specify the line item or items in the Closing Date Statement with which Seller disagrees and the amount of each such line item or items as calculated by Seller.  Seller shall be deemed to have agreed with all items and amounts included in the Closing Date Statement delivered pursuant to Section 2.06(b) except such items that are specifically disputed in the Statement of Objections.  If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Date Statement and the Actual Working Capital and Actual Indebtedness reflected in the Closing Date Statement shall be deemed to have been accepted by Seller and shall be deemed the “Final Working Capital” and “Final Indebtedness” and shall be final and binding. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Date Statement and the Actual Working Capital and Actual Indebtedness with such changes as may have been previously agreed in writing by Buyer and Seller, shall be deemed the “Final Working Capital” and “Final Indebtedness” and shall be final and binding.

Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Grant Thornton LLP or, if Grant Thornton LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement another impartial nationally recognized firm of independent certified public accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Actual Working Capital and Actual Indebtedness. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Date Statement and the Statement of Objections, respectively.  The Independent Accountants shall review such submissions from Buyer and Seller and base its determination solely on such submissions.  The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement.  The decision of the Independent Accountants shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Independent

Accountants’ final calculation of (i) Actual Working Capital shall be deemed the “Final Working Capital” and (ii) Actual Indebtedness shall be deemed the “Final Indebtedness.”

Fees of the Independent Accountants. Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants. Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

Post-Closing Adjustment.

Following the determination of the components of the Closing Date Statement, if the Final Closing Adjustment Amount as calculated in accordance with this Section 2.06 is negative,  then Buyer shall pay the absolute value of the Final Closing Adjustment Amount in cash to Seller.

Following the determination of the components of the Closing Date Statement, if the Final Closing Adjustment Amount as calculated in accordance with this Section 2.06 is positive, then Buyer shall be entitled to receive a payment in cash out of the then available funds in the General Escrow Fund in an amount equal to the absolute value of the Final Closing Adjustment Amount, and Buyer and Seller shall deliver a joint direction instructing the Escrow Agent to make such payment to Buyer.

All payments pursuant to this Section 2.06(e)  shall be made by wire transfer of immediately available funds to an account designated in advance by Seller or Buyer, as applicable, and shall be made on or prior to the fifth (5th) Business Day following: (A) the 30-day period following Buyer’s delivery of the Closing Date Statement pursuant to Section 2.06(b) if Seller does not timely dispute such amounts pursuant to Section 2.06(d)(i); (B) the date of Seller’s and Buyer’s mutual determination of Final Closing Adjustment Amount in the event Seller timely disputes such amounts pursuant to Section 2.06(d)(i) and Seller’s and Buyer’s differences are resolved without the engagement of an Independent Accountant pursuant to Section 2.06(c)(ii); and (C) the date of the Independent Accountant’s determination of Final Closing Adjustment Amount pursuant to Section 2.06(d)(iii) in the event Seller timely disputes such amounts pursuant to Section 2.06(d)(i) and Seller and Buyer are unable to resolve their differences pursuant to Section 2.06(d)(ii).

The amount of any Final Closing Adjustment Amount, as the case may be, shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published by The Wall Street Journal as the “prime rate” at large U.S. money center banks on the Closing Date, calculated on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for all Tax purposes, unless otherwise required by Law.

Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible; provided, that, except to the extent that the condition precedent set forth in Section 7.02(c) relating to the foregoing shall not be satisfied or waived, the Closing shall occur. Following the Closing, the Parties shall have a continuing obligation to use their commercially reasonable efforts to obtain such consents and, in the event such consents are not obtainable, to cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the economic rights, benefits, liabilities and obligations of use of such Contract or Permit; provided, that Buyer shall pay, satisfy and discharge the corresponding liabilities and obligations of the Seller under the non-assignable Contract or Permit for the enjoyment of such economic rights and benefits. Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers. Upon obtaining the requisite authorizations, approvals, consents, negative clearances or waivers, Seller shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Contract or Permit hereunder. To the extent Buyer has received the benefit of any Contract or Permit pursuant to this Section 2.08, no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any consent relating to such Contract or Permit that was disclosed as required in Section 4.04 of the Disclosure Schedules (including without limitation the termination of any Contract or Permit as a result thereof), or (ii) any Action commenced or threatened by any Person arising out of or relating to the failure to obtain any such consent. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(c) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing. Notwithstanding the foregoing, to the extent Buyer has received the benefit of any Contract or Permit pursuant to this Section 2.08,  there shall be no adjustment or reduction in the Purchase Price for or in respect of any Contract or Permit constituting a Purchased Asset which is not assigned to Buyer.

Prorated Items.  The following items shall be prorated as of Closing: (i) personal property lease payments; (ii) property Taxes, rent, utility charges, and other similar administrative obligations and prepaid benefits; (iii) insurance premiums for insurance purchased by Seller and retained by Buyer, if any; and (iv) interest and reserves on Encumbrances and obligations, if any, expressly assumed in writing by Buyer.

Payments Post-Closing.

If, following the Closing Date, Seller receives any payment or other proceeds which relate to an obligation or right that arose on or after the Closing Date with respect to any of the Purchased Assets or Assumed Contracts, Seller shall promptly remit to Buyer such payments.

If, following the Closing Date, Buyer receives any payment or other proceeds which relate to any of the Excluded Assets, Buyer shall promptly remit to Seller such payments.

Possession.  Seller shall deliver actual or constructive possession of the Purchased Assets to Buyer as of the Closing.

Conveyance of Title.

Real Property.  Title to the real property described in Section 2.01(f) of the Disclosure Schedules shall be conveyed by a  deed in the form and substance to the deed by which such real property was originally conveyed to Seller (each, a “Deed”).  Title to the Real Property shall be marketable and insurable and shall be free and clear of all Encumbrances, other than Permitted Encumbrances and those listed on Section 4.11(a)(i) of the Disclosure Schedules.

Other Assets.  Title to the Purchased Assets shall be conveyed by Bills of Sale, motor vehicle titles, assignments, and other instruments of transfer as described in  Section 3.02(a).  Unless expressly stated otherwise, title to the Purchased Assets (i) shall be conveyed free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) shall be conveyed with only the warranties expressly set forth in this Agreement.

ARTICLE III
Closing

Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA, 19104, at 9:00 a.m., Eastern Time, on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Closing Deliverables.

At the Closing, Seller shall deliver the following:

to Buyer, the General Escrow Agreement and the Employee/Consultant Escrow Agreement, each duly executed by Seller;

to Buyer, a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

to Buyer, an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

to Buyer, assignments in the form of Exhibit D hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets and the Intellectual Property Licenses to Buyer, provided that, with respect to domain name registrations included in the Intellectual Property Assets, Seller shall, at or immediately following the Closing, take such steps as Buyer may reasonably request, at Buyer’s expense, to convey and transfer such domain name registrations to Buyer’s designated account, including assenting to any electronic request to transfer such domain name registrations as Buyer or Buyer’s agent may initiate;

to Buyer, with respect to each parcel of Owned Real Property, a Deed duly executed and notarized by Seller;

to Buyer, with respect to each Lease, an Assignment and Assumption of Lease in form and substance reasonably satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

to Buyer, with respect to each parcel of Owned Real Property and each Lease, all keys, combinations, passwords, and codes to all locks, security devices and entrance doors and copies of all plans and specifications, certificates of occupancy, permits, variances, approvals and site plans;

to Buyer, Seller Closing Certificate;

to Buyer, the FIRPTA Certificate;

to Buyer, a notarized written statement of Seller dated the same date as this Agreement satisfying the “good faith” requirement of Iowa Code Section 421.28 and Iowa Rule 701-12.14;

to Buyer, the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(k) and Section 7.02(l);

to Buyer, pay-off letters for all Indebtedness to be repaid in full at Closing which shall acknowledge the aggregate principal amount and all accrued, but unpaid interest, in form and substance reasonably acceptable to Buyer (such letters, collectively, the

“Pay-off Letters” and the aggregate of such Indebtedness set forth in the Pay-off Letters, the “Repaid Indebtedness”);

to Buyer, the written consents and releases described in Section 7.02(c);

to Buyer, any approvals, waivers, and consents from each Governmental Authority, necessary for consummation in all material respects of the transactions contemplated herein;

to Buyer, the Employee/Consultant Letter Agreement duly executed by Seller;

to the Escrow Agent, the General Escrow Agreement and the Employee/Consultant Escrow Agreement,  each duly executed by Seller.

At the Closing, Buyer shall deliver the following:

to Seller, the Closing Date Purchase Price;

to Seller, the General Escrow Agreement and the Employee/Consultant Escrow Agreement, each duly executed by Buyer;

to Seller, the Assignment and Assumption Agreement duly executed by Buyer;

to Seller, with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

to Seller, Buyer Closing Certificate;

to Seller, the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(g) and Section 7.03(h);

to Seller, the Employee/Consultant Letter Agreement duly executed by Buyer;

to the holders of Repaid Indebtedness, the respective amounts of Indebtedness to be paid in accordance with the Pay-off Letters; and

to the Escrow Agent, the Closing Date Escrow Amount, and the General Escrow Agreement and the Employee/Consultant Escrow Agreement, each duly executed by Buyer.

At the Closing, Buyer and Seller shall co-execute any documents reasonably necessary to effect the assignment of the Intellectual Property, and Buyer shall record such documents and make such filings as appropriate at its expense.

ARTICLE IV
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business as a foreign entity, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary,  except where such failure has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Authority of Seller. Seller has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.  When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.  There is no restriction in any organizational document or any document governing Indebtedness of Seller (excluding the Repaid Indebtedness) or, subject to the provisions of Section 2.08 hereof, any other Material Contract limiting the right or power of Seller to sell the Purchased Assets.

Ownership.  The equity securities owned by AHN represent all of the issued and outstanding equity securities of Seller, and all of such outstanding equity securities are duly authorized, validly issued, fully paid and non-assessable.  The equity securities of AHN owned by AHN Holdings represent all of the issued and outstanding equity securities of AHN, and all of such outstanding equity securities are duly authorized, validly issued, fully paid and non-assessable.

No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a)

conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation or other organizational documents of Seller; (b) subject to compliance with the HSR Act, conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Material Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other person is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act or where the failure to obtain or make any such consent, approval, Permit, Governmental Order, declaration or filing, or to give such notice, could not reasonably be expected to prevent the consummation of the transaction or result in any material Loss or any material impediment to the operation of the Business by Buyer after the Closing Date.

Financial Statements. Complete copies of the audited financial statements consisting of consolidated balance sheets, statements of net income, members’ equity and cash flows of Seller as of December 31 in each of the years 2010, 2011 and 2012 (the “Audited Financial Statements”), and unaudited financial statements consisting of consolidated balance sheets, statements of net income, members’ equity and cash flows of Seller as of June 30, 2013 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in Section 4.05 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the Books and Records, and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations and financial position of Seller for the periods indicated. The audited consolidated balance sheet of Seller as of December 31, 2012 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Business as of June 30, 2013 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller maintains a standard system of accounting established and administered in accordance with GAAP.  The books of accounts and accounting records of the Business are complete and correct in all material respects, and there have been no material transactions involving Seller which properly should have been set forth in such books of accounts and accounting records and which have not been accurately so set forth.

Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are reflected or reserved against, in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) other Liabilities that are not, individually or in the aggregate, material in amount or significance, and (d) except as set forth in Section 4.06 of the Disclosure Schedules.

Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth in Section 4.07 of the Disclosure Schedules, there has not been any:

event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

material change in cash management practices and policies, practices and procedures with respect to collection of Receivables, establishment of reserves for uncollectible Receivables, accrual of Receivables, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

failure to make commercially reasonable efforts to preserve and protect the goodwill of Seller and its relationships with clients, customers, suppliers, referral sources and other persons having material business relationships with the Business;

entry into any Contract that would constitute a Material Contract, including any renewal or substitution, other than in the ordinary course of business consistent with past practices;

incurrence, assumption or guarantee of any Indebtedness (excluding any Repaid Indebtedness) in excess of $25,000 except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business and dispositions of obsolete items and items of below standard quality;

cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, other than in the ordinary course of business consistent with past practices;

transfer, assignment or grant of any license, waiver, covenant not to sue, sublicense or other permission under any rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses included in the Purchased Assets, or any abandonment, cancellation, expiration, or non-renewal of any Intellectual Property Registrations included in the Purchased Assets, other than in the ordinary course of business consistent with past practices;

material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit included in the Purchased Assets;

material capital expenditures which would constitute an Assumed Liability;

imposition of any Encumbrance (excluding Permitted Encumbrances or Encumbrances with respect to Repaid Indebtedness) upon any of the Purchased Assets;

grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any current or former employees, directors, officers or independent contractors of Seller, other than as provided for in any written agreements or consistent with past practice in the ordinary course of business or retention payments to officers or employees that have been agreed upon by Buyer in writing, or other material change in the terms of employment or other service relationship for any employee, officer, director or independent contractor of Seller;

entry into, termination of, adoption of or amendment to, in any material respect, any employment, bonus, profit-sharing initiative, change in control or severance agreement, contract, or commitment or any other Benefit Plan or collective bargaining agreement, except amendments to any Benefit Plan as required by Law or retention payments to officers or employees in amounts and to employees that have been agreed upon by Buyer in writing;

loan to, or entry into any other transaction with, any employees of Seller, other than compensation arrangements in the ordinary course of business consistent with past practices;

adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

removal of any Purchased Assets used in the operation of the Business from the respective Real Property location except in the ordinary course of business consistent with past practices; or

any Contract to do any of the foregoing.

Material Contracts.

Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets, including any Personal Property Leases (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.11(a) of the Disclosure Schedules and all Contracts relating to Intellectual Property, being “Material Contracts”):

all Contracts involving aggregate consideration in excess of  $50,000 and which, in each case, cannot be cancelled without penalty or without more than 30 days’ notice;

all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any other Person, other than customary warranties contained in Contracts of Seller for the sale of products and services;

all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), other than the purchase of Inventory in the ordinary course of business;

all broker, distributor, vendor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled without penalty or without more than 30 days’ notice;

all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which cannot be terminated without material penalty or without more than 30 days’ notice;

except for Contracts relating to trade receivables, all Contracts relating to Repaid Indebtedness;

all Contracts with any Governmental Authority;

all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

all joint venture, partnership or similar Contracts;

all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

all powers of attorney with respect to the Business or any Purchased Asset;

all collective bargaining agreements or Contracts with any labor organization, union or association;

(A) all Contracts by which Seller grants to any Person a license, waiver, covenant not to sue, sublicense or other permission under any rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses; and (B) all Intellectual Property Licenses, other than standard desktop or similar, generally available commercial software licensed to Seller on nondiscriminatory terms that are licensed for less than $25,000 in annual license fees; and

all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.08.

Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect as against Seller.   None of Seller or, to Seller’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to the Knowledge of Seller, threatened under any Material Contract included in the Purchased Assets.

Title to Purchased Assets.  Except as set forth on Section 4.09 of the Disclosure Schedules, Seller has good and transferable title to, or a transferable leasehold interest in, all of the Purchased Assets, except as to any Permits of Seller which are not transferrable or assignable (as to which Permits Buyer may be required to make independent application therefor) and subject to obtaining required consents to, and giving required notices for, the transfer or assignment of the Purchased Assets.   All such Purchased Assets (including leasehold interests, but no representations and warranties are made by Seller with respect to the underlying property or assets which are the subject of leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

those items set forth in Section 4.09 of the Disclosure Schedules;

liens for Taxes not yet due and payable;

mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable;

other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

liens of landlords and lessors under Leases included in the Acquired Real Property; or

minor imperfections of title, none of which, individually or in the aggregate, detract in any material respect from the value or interfere in any material respect with the present use of any of Seller’s properties.

Condition and Sufficiency of Assets.  Except as set forth in Section 4.10 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  In the reasonable judgment of management of Seller, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted, except as to the Excluded Assets and any Permits of Seller which are not transferrable or assignable (as to which Permits Buyer may be required to make independent application therefor) and subject to obtaining required consents to, and giving required notices for, the transfer or assignment of the Purchased Assets.

Real Property.

Section 4.11(a) of the Disclosure Schedules sets forth each parcel of real property owned by Seller and used in the conduct of the Business as currently conducted (the foregoing, together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, being herein collectively, the “Owned Real Property”), including with respect to each property, the address location and use.  Seller has delivered to Buyer copies of the deeds and other instruments by which Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to each parcel of Owned Real Property:

Seller has marketable and insurable fee simple title, free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) those Encumbrances set forth in Section 4.11(a)(i) of the Disclosure Schedules;

except as set forth in Section 4.11(a)(ii) of the Disclosure Schedules, Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

none of Seller or, to the Knowledge of Seller, any other party has created or granted any unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

Section 4.11(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in the conduct of the Business as currently conducted (the foregoing, together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, being herein collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease, except as set forth in Section 4.11(b) of the Disclosure Schedules:

such Lease is valid, binding, enforceable and in full force and effect as against Seller and, to the Knowledge of Seller, against the lessor, and Seller enjoys, in all material respects, peaceful and undisturbed possession of the Leased Real Property;

Seller is not in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default, and Seller has paid all rent due and payable under such Lease;

Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a material default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in material default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property, except pursuant to any Repaid Indebtedness.

Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty that has not been repaired or restored in all material respects to its original condition or otherwise remedied.

Intellectual Property.

Section 4.12(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations, setting forth as to each such item, as applicable, the item or title, the application, registration or issuance number, the owner, the date of application, registration or issuance, and the jurisdiction in which such item is registered, issued or pending, and any deadlines for renewals, maintenance filings, or other required filings that must be taken within the ninety (90) days of the Closing Date and (ii) Intellectual Property Assets that are not registered or the subject of a pending application for registration or issuance but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to, in all material respects, the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing in all material respects.

Except as set forth in Section 4.12(b) of the Disclosure Schedules, the Intellectual Property Registrations are, to the Knowledge of Seller, enforceable.  The Intellectual Property Registrations are held of record in the name of Seller, and, (i) to the Knowledge of Seller, are not the subject of any claim, written demand or proceeding alleging that any such item is invalid or unenforceable, or questioning Seller’s ownership thereof, including any reexamination, interference, cancellation, opposition or similar proceeding before any Governmental Authority; and (ii) Seller does not have Knowledge of any basis for any such claim or proceeding.

Seller owns exclusively all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances (other than Permitted Encumbrances).

Except as set forth in Section 4.12(d) of the Disclosure Schedules, (i) none of Seller or, to the Knowledge of Seller, any employee, director or officer of Seller has been a member of, or has engaged or otherwise participated in the activities of any industry standards-setting organization; (ii) none of the Intellectual Property Assets was developed, in whole or in part, pursuant to any grant or other funding from a Governmental Authority, college, university or similar institution; and (iii) to the Knowledge of Seller, none of the Intellectual Property Assets was developed using, or comprises or incorporates, any computer software subject to any open source or similar license.

Except for “off-the-shelf” software, the Intellectual Property Assets and Intellectual Property Licenses included in the Purchased Assets constitute all of the material

Intellectual Property used in the conduct of the Business as currently conducted by Seller, and there are no other items of Intellectual Property that are material to the operation of such business.  The Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by Seller or proposed to be used by Buyer, and the products, services, and conduct of the Business as currently and formerly conducted by Seller and proposed to be conducted by Buyer have not, do not and will not infringe, dilute, violate or misappropriate in any material respect the Intellectual Property of any Person. Seller has not received any written communication, and no Action against Seller has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, dilution, violation or misappropriation, and none of the Intellectual Property Assets are subject to any outstanding Governmental Order that materially restricts Company’s ability to use any Intellectual Property Assets.  To the Knowledge of Seller, no Person has infringed, diluted, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

In the reasonable judgment of management of Seller, Seller has taken commercially reasonable and appropriate steps to protect its Intellectual Property Assets.  To Seller’s Knowledge, there has been no unauthorized use, dissemination or distribution of any Seller trade secrets or confidential and proprietary information.

Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.  All Inventory is owned by Seller free and clear of all Encumbrances (excluding Permitted Encumbrances or Encumbrances with respect to Repaid Indebtedness).    The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are, in the reasonable judgment of management of Seller, not excessive but are reasonable in the present circumstances of Seller.

Accounts Receivable.  The Receivables represent bona fide claims that have arisen from in the ordinary course of business.  The amounts charged for Inventory, goods and services have been determined and statements rendered in accordance with applicable laws, regulations and contracts binding upon Seller.  The payment of the Receivables is not contingent upon the fulfillment of any Contract, past or future of Seller, other than the Contract giving rise to such Receivable. The Receivables are collectible in the ordinary course of business within ninety (90) days of the creation of each Receivable, subject only to contractual allowances,  bad debt reserves established by Seller and bad debt adjustments consistent with industry standards.

Customers and Suppliers.

Section 4.15(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid consideration to Seller in an amount in excess of $50,000 for goods or services rendered for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received, prior to any announcement or notification by the parties of this Agreement or the transactions contemplated hereunder, any written notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid more than $50,000 for goods or services (excluding rental, lease and license payments) rendered for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received, prior to any announcement or notification by the parties of this Agreement or the transactions contemplated hereunder, any written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Insurance. Section 4.16 of the Disclosure Schedules sets forth (a) a true and complete list of all current material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller under such Insurance Policies since January 1, 2010.  Except as set forth on Section 4.16 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; and (b) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Legal Proceedings; Governmental Orders.

Except as set forth in Section 4.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities which, if adversely determined against Seller, would result in any material Loss to the Business; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement;  provided however, that no representation or warranty is made by Seller with respect to Actions (the following Actions being herein referred to as “Buyer Related Actions”) commenced or threatened after the date hereof challenging or seeking to prevent the commencement of the transactions contemplated by this Agreement (including without limitation under the HSR Act or any other antitrust or similar Law).

Except as set forth in Section 4.17(b) of the Disclosure Schedules, and except for Buyer Related Actions, there are no outstanding Governmental Orders against Seller and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance in all material respects with the terms of each Governmental Order set forth in Section 4.17(b) of the Disclosure Schedules.

Compliance With Laws; Permits.

General. Except as set forth in Section 4.18(a) of the Disclosure Schedules, since January 1, 2011, Seller has complied and is now complying in all material respects with all Laws applicable to the conduct of the Business, including those of the FDA, as currently conducted or the ownership and use of the Purchased Assets.

Permits.  All Permits required for Seller to conduct the Business as currently conducted or for the current ownership and use of the Purchased Assets have been obtained by Seller, except where the failure to obtain such Permits could reasonably be expected to result in any material Loss or any material impediment to the operation of the Business by Buyer after the Closing Date (“Material Permits”), and are valid and in full force and effect. All material fees and charges with respect to such Material Permits as of the date hereof have been paid in full. Section 4.18(b) of the Disclosure Schedules lists all current Material Permits issued to Seller which are related to the conduct of the Business as currently conducted or the current ownership and use of the Purchased Assets, including the names of the Material Permits and their respective dates of issuance and expiration.  To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.18(b) of the Disclosure Schedules.

FDA.  Except as set forth on Section 4.18(c) of the Disclosure Schedules, to Seller’s Knowledge, the manufacture of the products of the Business is being, and has at all times since January 1, 2011 been, conducted in compliance in all material respects with all applicable Laws, including the FDA’s Good Manufacturing Practice regulations.  Since January 1, 2011, neither Seller nor any Subsidiary has received from the FDA any written notice of inspectional observations or warning letters or any other correspondence alleging or describing material potential or actual violations of applicable Law from any Governmental Authority, including the FDA.

Pharmaceutical Products.

Registration.  Seller is currently registered and in good standing as a distributor of Pharmaceutical Products with the applicable boards of pharmacy,  except where the failure to be in compliance would result in any material Loss to the Business.  Attached as Section 4.18(d)(i) of the Disclosure Schedules are all Material Permits, registrations, and licenses of Seller necessary for Seller to conduct the Business to be a distributor of Pharmaceutical Products, in the manner in which it has been conducted in the twelve (12) months prior to Closing.  Since January 1, 2011, except as set forth in Section 4.18(d)(i) of the Disclosure Schedules, no application for registration of Seller with the applicable boards of pharmacy has been denied or withdrawn, and no registration of Seller once issued has been suspended, revoked, terminated or transferred.

Distribution of Pharmaceutical Products.  Except as set forth in Section 4.18(d)(ii) of the Disclosure Schedules, since January 1, 2011, Seller has distributed, packaged, labeled, stored and dispensed prescription products under the direction of a veterinarian, where required pursuant to any Applicable Law pertaining to manufacturing, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, brokering or trading of prescription products and where the failure to be in compliance would have a Material Adverse Effect.  Except as set forth in Section 4.18(d)(ii) of the Disclosure Schedules, Seller is in compliance in all material respects with all applicable Law pertaining to manufacturing, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, brokering or trading of prescription products where the foregoing in under the control of Seller.

Pharmaceutical Handling.  Except as set forth in Section 4.18(d)(iii) of the Disclosure Schedules, since January 1, 2011, to Seller’s Knowledge and to the extent under the control of Seller, Seller has not caused its Pharmaceutical Products to be manufactured, distributed, transported, labeled, packaged, dispensed, used, stored, disposed, imported, exported, brokered or traded in, about, to or from Seller, including as to record keeping requirements, except in compliance in all material respects with applicable Law.

No Claims, Notices, Investigation or Violations.  Except as set forth in Section 4.18(d)(iv) of the Disclosure Schedules,  since January 1, 2011,  Seller has not received from any Governmental Authority any written request for information, notice of claim, demand letter or other notification, notice or information, and to Seller’s Knowledge no Governmental Authority has initiated any Action against Seller, as to any matter that would be required to be disclosed pursuant to Sections 4.18(a)(i) through (iii).

Environmental Matters.

The operations of Seller with respect to the Business and the Purchased Assets are currently and since January 1, 2011 have been in compliance in all material respects with all Environmental Laws. Seller has not received from any Person, with respect to the

Business or the Purchased Assets, any written Environmental Claim, written or otherwise unequivocal notice of Environmental Claim or written request for information pursuant to Environmental Law, which, in each case, if adversely determined would reasonably be expected to result in a material Loss and either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Seller is conducting the Business in material compliance with all Environmental Permits which are materially necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets (each of which is disclosed in Section 4.19(b) of the Disclosure Schedules) and all such material Environmental Permits are in full force and effect.  To the Knowledge of Seller, no event has occurred and no condition or circumstance exists in connection with Hazardous Materials or Environmental Law that would reasonably be expected to prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, operation or use of the Purchased Assets as currently owned, operated or used by Seller.

Except as disclosed in Section 4.19(b) of the Disclosure Schedules, there has been no material Release of Hazardous Materials by Seller which has not been remedied by Seller or, to the Knowledge of Seller, by any Person with respect to the Business or the Purchased Assets or on, at, to or from any real property currently or formerly owned, leased or operated by Seller in connection with the Business in material violation of applicable Environmental Laws or that would require material investigation, remediation or other response action under Environmental Laws.

None of the Acquired Real Property, nor to the Knowledge of Seller, any facility or location used by Seller or any predecessors in connection with the Business or Purchased Assets for the off-site treatment, storage or disposal of Hazardous Materials has been placed or, to the Knowledge of Seller, proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Claim or notice regarding potential material Liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

Seller has not retained or assumed, by contract, or to the Knowledge of Seller by operation of Law, any material Liabilities or obligations of third parties under Environmental Law, except for customary indemnity or similar agreements or obligations under Leases and Contracts for Indebtedness.

Seller has provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or the Release of Hazardous Materials; and (ii) any budgets for anticipated capital expenditures in material amounts required to bring the Business in compliance in all material respects with applicable Environmental Laws (including, without limitation, with respect to costs of remediation, pollution control equipment and operational changes), including those Environmental Laws that have been enacted or promulgated, but for which the deadline for compliance has not yet occurred.

Employees and Employment Matters.

Section 4.20(a) of the Disclosure Schedules contains a substantially complete and accurate list of all current employees of Seller, which sets forth each such employee’s (i) name, (ii) exempt/non-exempt status, (iii) the existence of all written employment agreements, if any, (iv) title and position, (v) date of hire, (vi) current rate of compensation, including any bonus potential, if applicable, together with a statement of the full amount of all remuneration paid to each such employee during the 12-month period ending on December 31, 2012, and (vii) amount of accrued vacation and sick leave pay, if any.

Seller is not a party to, or bound by, any collective bargaining or other Contract with a labor union or labor organization, and there are no labor organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent any employee of Seller. There is not currently, there has not been since January 1, 2010, nor is there or has there been since January 1, 2010 any threat of, any mass or collective employee or labor strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute, or material unfair labor practice charge, complaint, grievance or other proceedings or litigation, with respect to or affecting Seller or any of Seller’s employees.

Copies of all current written employment agreements, consulting agreements and independent contractor agreements or arrangements have been provided to Buyer.

Except as disclosed in Section 4.20(d) of the Disclosure Schedules, there are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or engagement of any current or former employee, consultant or independent contractor of the Business, including, without limitation, any material claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, misclassification or any other employment-related matter arising under applicable Laws.

Section 4.20(e) of the Disclosure Schedules sets forth a list of each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen) currently maintained, currently contributed to, or currently required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of Seller or under which Seller or any ERISA Affiliate has any actual or contingent  Liability (each, a “Benefit Plan” and, together, the “Benefit Plans”).  None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

None of the Benefit Plans are (i) multiemployer plans, as described in Section 3(37) of ERISA (a “Multiemployer Plan”) or (ii) subject to Title IV or Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code. Neither Seller nor any ERISA Affiliate is currently required to contribute to any Multiemployer Plan and neither Seller nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan.

The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have received determination letters from the Internal Revenue Service (“IRS”) to the effect that such plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

All material Tax Returns filed or required to be filed by AHN Holdings, AHN and Seller have been timely filed. All such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by AHN Holdings, AHN and Seller (whether or not shown on any Tax Return) have been timely paid.

AHN Holdings, AHN and Seller have withheld or collected and paid all Taxes required to have been withheld, collected and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, shareholder or other party or received from any customer or any other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

No extensions or waivers of statutes of limitations or of time within which to file any Tax Return (except with respect to such Tax Returns that have since been filed) have been given or requested with respect to any Taxes of AHN Holdings, AHN or Seller.

None of AHN Holdings, AHN or Seller have waived or requested to waive any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

Solely for federal and state income Tax purposes, (i) AHN Holdings is treated as a partnership for U.S. federal and state income tax purposes, (ii) AHN is treated as an entity disregarded from AHN Holdings (which is the direct and sole owner of AHN), and (iii) Seller is treated as an entity disregarded from AHN (which is the direct and sole owner of Seller).  None of AHN Holdings, AHN or Seller is not, nor have ever been, treated as a corporation or association for federal or state income Tax purposes either as a result of an election made pursuant to Treasury Regulation Section 301.7701-3, pursuant to Section 7704(a) of the Code or for any other reason.  Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for Taxes for the current year which are not due and payable).

No transaction contemplated by this Agreement is subject to withholding under any provision of Law (including Section 1445 of the Code).

No payment made or to be made or benefit provided or to be provided by Seller, AHN Holdings, AHN or their respective Affiliates or is an excess parachute payment within the meaning of Section 280G of the Code.

No Purchased Asset is an equity interest of any other Person (including an equity interest in a partnership, limited liability company, joint venture or any similar business organization).

For purposes of this Section 4.21, all references to AHN Holdings, AHN and Seller shall be deemed to include any Person that was merged with or was liquidated into AHN Holdings, AHN or Seller, as applicable, prior to the time of the Closing.

Affiliate Transactions.  Except as set forth on Section 4.22 of the Disclosure Schedules, no (x) officer, director, employee or Affiliate of Seller or (y) to Seller’s Knowledge, any individual related by blood, marriage or adoption to any such employee, officer or director (each such person or entity, a “Related Party”) is, or has been within the two (2) years preceding the date of this Agreement, a party to any Assigned Contract, nor does any such Related Party have any interest in any property used by Seller with respect to the Business.  To the Knowledge of Seller, no Related Party has a direct or indirect ownership in any firm or corporation with which Seller has a business relationship or any firm or corporation which competes with Seller or Buyer.

Brokers.  Except for the fees and expenses payable by Seller to Piper Jaffray & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Products.  Except as disclosed on Section 4.24 of the Disclosure Schedules, during the past five years, there have been no product liability Actions involving Seller or the Business or relating to products or services manufactured, distributed, sold or provided by Seller. To Seller’s Knowledge, no such Action has been threatened which, if adversely determined against Seller, would result in any material Loss to the Business.  Section 4.24 of the Disclosure Schedules contains a true and correct list of all products sold by Seller that to Seller’s Knowledge have been the subject of a product recall requested by the FDA or any other Governmental Authority, and there have been no voluntary or involuntary recalls relating to the products sold by the Business since January 1, 2010.

Certain Business Practices.  None of Seller or, to Seller’s Knowledge, any officer, director, employee or Affiliate of Seller has directly or indirectly: (a) made any unlawful contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services, or

(b) established or maintained any fund or asset that has not been recorded in its books and records.

Exclusivity of Representations; Disclaimer. The representations and warranties made by Seller in this Article IV are the exclusive representations and warranties made by Seller with respect to Seller, the Business, the Purchased Assets, the Assumed Liabilities, the transactions contemplated hereby or by the other Transaction Documents, and Seller hereby disclaims any other express or implied representations or warranties with respect to any of the foregoing. Except as expressly set forth herein, Seller makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the Purchased Assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Seller is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements with respect to Seller, the Business, the Purchased Assets or the Assumed Liabilities.

Representations and Warranties Are Independent of Due Diligence.  Buyer is not and will not be required to undertake any independent due diligence investigation to determine the truth, accuracy and completeness of the representations, warranties and covenants made by Seller in this Agreement.  Seller’s representations, warranties and covenants made to Buyer in this Agreement are independent of any due diligence investigation done by Buyer.  Buyer’s due diligence investigation, if any, (i) does not terminate, reduce, mitigate or otherwise diminish Seller’s responsibility to fully and fairly make all representations, warranties and covenants and disclose all required information, (ii) does not impute or attribute to Buyer by implication or otherwise information that did or should have been discovered in Buyer’s due diligence investigation, (iii) shall not be deemed to ascribe any knowledge to Buyer different from, or in addition to, the representations and warranties made by Seller to Buyer in this Agreement, and (iv) shall not be deemed to reduce, effect, or eliminate Buyer’s complete reliance upon the representations and warranties set forth in this Agreement.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller as follows:

Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Idaho.

Authority of Buyer.  Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which they are a party, the performance by Buyer of its respective obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.    This Agreement has been duly executed and delivered by

Buyer, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.  When each other Transaction Document to which Buyer is or will be a party have been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer, enforceable against it in accordance with its terms.

No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect.

Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Sufficiency of Funds.  As of immediately prior to the Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement. Buyer acknowledges that its obligations under this Agreement are not conditioned upon or subject to obtaining funds or financing necessary to consummate the transactions hereunder.

Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
Covenants

Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of Seller’s employees, customers, lenders, suppliers, regulators and others having relationships with the Business, including but not limited to maintaining sufficient Inventory to fill customer orders. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

use reasonable ordinary course commercial efforts to preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

pay the debts, Taxes and other obligations of the Business when due;

file all Tax Returns, and otherwise conduct all Tax-related matters, consistent with past practice and in accordance with applicable Law;

not make, change or revoke any Tax election;

use reasonable ordinary course commercial efforts to continue to collect Receivables in a manner substantially consistent with past practice, without discounting such Receivables;

maintain the properties and assets included in the Purchased Assets in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

use reasonable ordinary course commercial efforts to maintain without material adverse modification all Insurance Policies, except as required by applicable Law;

defend and protect in the ordinary course of business the properties and assets included in the Purchased Assets from infringement or usurpation;

perform all of its obligations under all Assigned Contracts in the ordinary course of business substantially consistent with past practice;

maintain the Books and Records in all material respects in the ordinary course of business substantially consistent with past practice;

comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

not grant any increase in compensation or benefits, or make any award or grant under any Benefit Plan, to any current or former director, consultant, officer or employee of Seller, except for increases in compensation to employees of Seller other than directors or officers as may be required under existing agreements (as in effect on the date hereof) set forth in Section 4.20(a) or Section 4.20(c) of the Disclosure Schedules to retain officers or employees ,  or hire any new employee (other than to fill a vacancy or replace a terminated employee); and

not take or permit any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business, including Tax Returns related to the Purchased Assets or the Business and for the purpose of conducting environmental due diligence; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request provided that the foregoing is prepared by Seller in the ordinary course of business substantially consistent with past practice; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business subject to the terms and conditions of this Agreement. Notwithstanding the foregoing sentence of this Section 6.02, Seller shall not be required to provide or authorize the provision of requested material to the extent it includes customer-specific data or competitively-sensitive information relating to areas of the business of Seller in which Buyer competes against Seller or to the extent the provision of such material is otherwise prohibited by applicable Laws.  Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement or any ancillary agreement hereto.

No Solicitation of Other Bids.

Prior to any termination of this Agreement in accordance with Section 9.01, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Notice of Certain Events.

From the date hereof until the Closing, Seller and Buyer shall use commercially reasonable efforts to promptly notify the other in writing of:

any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or Buyer, as applicable, hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 or Section 7.03 to be satisfied;

any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17 or Section 5.06 or that relates to the consummation of the transactions contemplated by this Agreement.

Any receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or Buyer in this Agreement (including Section 8.02,  Section 8.03,  Section 9.01(b) and Section 9.01(c)) and shall not be deemed to amend or supplement the Disclosure Schedules.  Notwithstanding the foregoing, prior to the Closing, Seller shall use reasonable commercial efforts to supplement, modify or update the Disclosure Schedules but only to the extent relating to facts, events or circumstances arising out of developments after the date of this Agreement, and at the time of the delivery of such supplement, Seller will advise Buyer in writing, based on Seller’s reasonable judgment, whether the condition set forth in Section 7.02(a) is still able to be satisfied.   No such supplement, modification or update shall prohibit, limit or otherwise affect Buyer’s right to indemnification hereunder, be taken into account in determining whether the condition set forth in Section 7.02(a) is satisfied or deemed to prevent or cure a breach of any representation, warranty, covenant or agreement hereunder with respect to the information disclosed in such supplement, modification or update. However, if Buyer has the right to terminate this Agreement in accordance with Section 9.01(b)(i) based on any such supplement, modification or update of the Disclosure Schedules but does not do so, then any breach of any representation, warranty, covenant or agreement hereunder based on such information shall be deemed to have been waived by Buyer (a “Disclosure Schedules Supplement Acceptance”).

Employees and Employee Benefits.

Commencing on the Closing Date, Buyer will offer employment, on an “at will” basis, to the employees of Seller listed on Section 6.05 of the Disclosure Schedules who remain employed by Seller as of immediately prior to Closing.    Seller shall, at the request of Buyer in Buyer’s sole discretion, amend Section 6.05 of the Disclosure Schedules to add any employees hired by Seller prior to Closing but following the date hereof.  All employees of Seller who accept such offer of employment are hereinafter referred to as the “Transferred Employees.”  Buyer will have no obligation to any current or former employee of Seller not listed on Section 6.05 of the Disclosure Schedule or any employee of Seller listed on Section 6.05 of the Disclosure Schedule who does not become a Transferred Employee, including but not limited to any obligation to pay severance, vacation or any other amounts.

Each Transferred Employee’s active participation in the Benefit Plans that are (i) health, medical, dental, vision and/or prescription drug plans shall cease on the last day of the month in which the Closing occurs and (ii) “employee welfare benefit plans” (within the meaning of Section 3(1) of ERISA) that are not described in clause (i) (e.g., life insurance, AD&D and disability plans) shall cease as of the Closing.  In the event that, following receipt of his or her final paycheck from Seller, a Transferred Employee has not contributed the full premium for coverage under any plan described in clause (i) above for the month in which the Closing occurs, Buyer will collect the unpaid premium from such Transferred Employee and remit such amount to Seller promptly upon collection; provided, however, that Seller shall use its best efforts to collect all premiums for such plans for such month from all Transferred Employees on or prior to their receipt of their last paycheck from Seller.   For the avoidance of doubt, (i) Seller and the Benefit Plans which are health, medical, dental, vision and/or prescription drug plans shall retain Liability for all claims incurred by the current and former employees of Seller (including the Transferred Employees) and their dependents prior to the first day of the month following the month in which the Closing occurs and (ii) Seller and the Benefit Plans that are “employee welfare benefit plans” (within the meaning of Section 3(1) of ERISA) that are not described in clause (i) (e.g., life insurance, AD&D and disability plans) shall retain Liability for all claims incurred by the current and former employees of Seller (including the Transferred Employees) and their dependents prior to the Closing, in each case, regardless of when a claim is submitted.  All Liabilities described in the preceding sentence shall be treated as an Excluded Liability for all purposes of this Agreement.  A claim shall be deemed incurred (i) on the date of the occurrence of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment plans, (ii) on the date of the occurrence of the injury or illness in the case of claims under disability plans and (iii) on the date on which the service or treatment is provided in the case of claims under medical, hospital, dental and similar plans.

Each Transferred Employee shall be given service credit for purposes of (i) eligibility and coverage under Buyer’s group health plan and paid time off program and (ii) vesting (but not eligibility to participate in) the MWI Veterinary Supply, Inc. 401(k) & Profit

Sharing Plan, in each case, for his or her period of service with Seller and its predecessors prior to the Closing (to the extent recognized under a comparable Benefit Plan prior to Closing).

Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to employment by Buyer or its Affiliates, nor shall anything herein interfere with the right of Buyer or its Affiliates, following any employment of any Transferred Employee, to terminate the employment of any such Transferred Employee at any time, with or without cause, or restrict Buyer or its Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of any such Transferred Employee.  The provisions of this Agreement, including Section 6.05, are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise limit the right of the Buyer to amend, modify or terminate and such employee benefit plan.

As of the Closing, Buyer shall cause each Transferred Employee to be credited under Buyer’s health care flexible spending account plan, if any, and dependent care spending account plan, if any (each, a “Buyer Spending Account”) with an amount available for reimbursement between the Closing and the end of the calendar year in which the Closing occurs equal to the amounts available for reimbursement for such period under Seller’s spending account plans of corresponding type (each, a “Seller Spending Account”) with respect to such Transferred Employee immediately prior to the Closing.  Buyer shall give effect under the Buyer Spending Accounts to elections made by the Transferred Employees with respect to the corresponding Seller Spending Accounts in respect of the calendar year in which the Closing occurs, subject to the terms and conditions then applicable to the Buyer Spending Accounts (including dollar limitations in effect for the year).  If the amounts contributed (by salary reduction or otherwise) by a Transferred Employee under a Seller Spending Account arrangement for the portion of the calendar year ending on the Closing exceed the sum of the claims under such Seller Spending Account already reimbursed to the Transferred Employee or claimed for reimbursement by the Transferred Employee in respect of the calendar year in which the Closing occurs, Seller shall transfer to Buyer on the Closing Date an amount equal to the lesser of (i) such excess or (ii) the excess of the dollar limitation for the year applicable to the corresponding Buyer Spending Account over the sum of the claims reimbursed to or claimed for reimbursement by the Transferred Employee.  If the sum of the claims reimbursed to or claimed for reimbursement by the Transferred Employee under such Seller Spending Account in respect of the calendar year in which the Closing occurs exceeds the amount contributed to such Seller Spending Account as of the Closing, Buyer shall transfer to Seller on the Closing Date an amount equal to the lesser of (i) such excess or (ii) the excess of the dollar limitation for the year applicable to the corresponding Buyer Spending Account over the amount contributed by such Transferred Employee to such Seller Spending Account prior to Closing.

Noncompetition and Confidential Information Agreements and other Restrictive Covenants.  Seller and AHN (the  “Restricted Parties”) acknowledge that Buyer, in purchasing the Purchased Assets and assuming the Assumed Liabilities, has legitimate business interests in preserving and protecting Seller’s (i) confidential information included in and relating to the Purchased Assets; (ii) goodwill, technologies, Intellectual Property, business plans, proprietary business processes, and proprietary methods of operation, vendors and vendor contacts, financial and marketing information, and Trade Secrets, as defined in the Uniform Trade Secrets Act,  included in and relating to the Purchased Assets; (iii) customers, customer lists, customer contacts and referral sources included in and relating to the Purchased Assets;  and (iv) relationships with the customers of the Business and the employees who will become Transferred Employees (collectively referred to herein as “Legitimate Business Interests”).  The Restricted Parties agree that Buyer is entitled to a period of time to benefit from the purchase and that the Restricted Parties should be restricted from competing with Buyer or benefiting from the proprietary information and goodwill purchased by Buyer, as hereinafter provided.  Based on the first three sentences of this Section 6.06 and for the purpose of protecting Buyer’s Legitimate Business Interests:

Confidentiality.    From and after the date hereof, each of the Restricted Parties shall, and shall cause their respective Affiliates and Representatives to, hold in confidence any and all information, whether written or oral, concerning the Business, the Purchased Assets or the Assumed Liabilities, except to the extent that the disclosing party can show that such information (a) is generally available to and known by the public through no fault of any of the Restricted Parties, any of their Affiliates or their respective Representatives; (b) is lawfully acquired by the Restricted Parties, any of their respective Affiliates or Representatives from and after the date hereof from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is disclosed by the Restricted Parties based on any requirement of Law, in connection with any dispute under this Agreement or the other Transaction Documents, or is necessary for the Restricted Parties to defend any claim or liability asserted against the Restricted Parties or sought to be imposed upon the Restricted Parties (including without limitation in connection with any Tax or other governmental audit, assessment, proceeding or investigation). If any of the Restricted Parties or any of their respective Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such disclosing party shall promptly notify Buyer in writing (and, where possible, in advance) and shall disclose only that portion of such information which he, she or it is advised by its counsel in writing is legally required to be disclosed, provided that each of the Restricted Parties shall use commercially reasonable efforts (at the expense of Buyer) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information and shall cooperate (at the expense of Buyer) with Buyer in any attempt by Buyer to oppose any such disclosure.

Non-Competition.  For the purpose of protecting Buyer’s Legitimate Business Interests, for a period of five (5) years following the date hereof, within the United States, each of the Restricted Parties agrees not to Compete with Buyer.  “Compete” means to directly or indirectly solicit, sell or render any services or products in a Competitive Business including, but not limited to, as a proprietor, member, partner, investor, shareholder, director, officer, employee, consultant, or independent contractor.  “Competitive Business” means to engage in the business of (i) the distribution and sale of animal health products, including pharmaceuticals, vaccines, nutritionals, equipment and insecticides to veterinary clinics, dealer retail stores, livestock operations, poultry and swine integrators or feed ingredient customers, (ii) service, logistics and technical support relating to such distribution and sale of animal health products and (iii) any other business carried on by Seller in the twelve (12) months preceding the

Closing Date.  Notwithstanding anything herein to the contrary, the passive investment in, and becoming a shareholder of, a publicly traded company engaged in a Competitive Business, including Buyer, shall not constitute a violation of the provisions of this Section 6.06(b);  provided that such interest is no greater than 1% of the publicly traded company.

Non-Solicitation Covenants.

For the purpose of protecting Buyer’s Legitimate Business Interests, for a period of five (5) years following the date hereof, the Restricted Parties shall not directly or indirectly solicit any customer, client, supplier, or manufacturer’s representative of Buyer, for the purpose of (x) establishing a relationship for any business or services in a Competitive Business, (y) causing any client, customer, supplier, or manufacturer’s representative to terminate or reduce any relationship with Buyer, or  (z) interfering with the relationship between Buyer and any of Buyer’s customers, clients, employees, independent contractors, suppliers, or manufacturer’s representatives in the Competitive Business.

For the purpose of protecting Buyer’s Legitimate Business Interests, for a period of five (5) years following date hereof, the Restricted Parties shall not directly or indirectly hire, employ or attempt to hire or employ a Protected Person.  A “Protected Person” is any person who is as of the date hereof or was within the six months prior to the date hereof, an employee of Seller who is designated, pursuant to Section 6.05(a), as a Transferred Employee.  Notwithstanding anything herein to the contrary, a general advertisement, posting or a similar form of generalized solicitation that leads to the hiring or employment of a Protected Person shall not constitute a violation of the provisions of this Section 6.06, so long as such general advertisement is not directly or indirectly related to a Competitive Business or targeted to any one or more Protected Persons.

Non-Interference Covenant.  For a period of five (5) years following the date hereof, the Restricted Parties shall not, whether on their own behalf or on behalf of a third party, directly or indirectly induce or attempt to induce any customer, contractor or vendor of Buyer to terminate or reduce the customer’s, contractor’s or vendor’s relationship with Buyer or otherwise attempt to harm, obstruct, or otherwise hinder Buyer’s relationship with any such customer, contractor or vendor.

Non-Disparagement Covenant.  For a period of five (5) years following the date hereof, the Restricted Parties will not directly or indirectly make any statements, in any forum or through any medium of communication, injurious to the business reputation or goodwill of the Business or Buyer; however, the foregoing shall not restrict any pleadings by the Restricted Parties in any dispute under this Agreement or the Transaction Documents.  Nothing in this provision shall prevent any of the Restricted Parties from giving truthful Confidential Information at any time to the extent required by subpoena or other legal process, provided that the Restricted Parties must comply with all obligations set forth in subsection (a) of this Section 6.06.

Tolling of Restrictive Periods.  Buyer and Restricted Parties agree and intend that the Restricted Parties’ obligations under subsections (b) through (e) of this Section 6.06 shall be tolled during any period that the Restricted Parties are in breach of any of the obligations under any such subsection, so that Buyer is provided the full benefit of the restrictive periods set forth herein.

If any of the Restricted Parties breach, or threaten to commit a breach of, any of the provisions of this Section 6.06, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages will not provide an adequate remedy to Buyer; and

the right and remedy to recover from Seller all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Section 6.06, as well as reasonable attorneys’ fees and costs incurred by Buyer in enforcing its rights under this Section 6.06, without regard to the limitations set forth in subsections (a) and (b) of Section 8.04.

The Restricted Parties agree that the restrictions set forth in this Section 6.06 are reasonable and necessary to protect the Legitimate Business Interests and that Buyer would not have entered into this Agreement without the benefit of the restrictions set forth in this Section 6.06.  In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.  The Restricted Parties agree that any claims any Restricted Party may have against Buyer, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in this Section 6.06.

Governmental Approvals and Consents.

Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  In the case of the HSR Act, the parties agree to cause to be made all appropriate filings no later than five (5) Business Days following the date of this Agreement.

Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 of the Disclosure Schedules.

Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, subject to the provisions of Section 9.01, each of the parties hereto shall use all commercially reasonable efforts to:

timely respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document; and

avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document.

All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Notwithstanding the foregoing sentence of this Section 6.07(d), Seller shall not be required to provide or authorize the provision of requested material to the extent it includes competitively-sensitive information relating to areas of the business of Seller in which Buyer competes against Seller or to the extent the provision of such material is otherwise prohibited by applicable Laws.  Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) comply with a Request for Additional Information and Documentary Material issued by the Federal Trade Commission or the Department of Justice or any subpoena, Civil Investigation Demand or other request for information from any Governmental Authority; (ii) sell, hold, license, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its

Affiliates, including for the avoidance of doubt, the Purchased Assets; (iii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iv) any material modification or waiver of the terms and conditions of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, neither of Seller nor Buyer shall be obligated to defend any action or proceeding instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any antitrust or competition law, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Authority, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby, and neither Seller nor Buyer is required to take any action to contest or resist or any such action or proceeding or to have vacated, lifted, reversed or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Agreement or to have such decree, judgment, injunction or other order repealed, rescinded or made inapplicable so as to permit consummation of the transaction contemplated by this Agreement.

Books and Records.

In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

upon reasonable notice, afford Seller and Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), and subject to reasonable confidentiality safeguards, during normal business hours, to such Books and Records.

Notwithstanding any other provisions hereof, the obligations of Buyer contained in this Section 6.08 shall be binding upon the successors and assigns of Buyer. In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer honor the obligations set forth in this Section 6.08.

Buyer shall not be obligated to provide Seller with access to any Books and Records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Closing Conditions.  Each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy, to the extent within its control, the closing conditions set forth in ARTICLE VII hereof.

Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided that Buyer and Seller hereby agree that notwithstanding this Section 6.10, Buyer shall issue a press release and shall make all appropriate filings under state and federal securities laws with respect to this Agreement and the consummation of the transactions contemplated hereby, with such press release to be in form and substance reasonably acceptable to Seller (such acceptance not be unreasonably withheld or delayed).

Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; however, it being understood and agreed that any failure by any Party to comply with any so-called “bulk transfer laws” of any jurisdiction shall in no way derogate from any responsibility of the Seller under ARTICLE VIII hereof.

Termination of Certain Agreements. Seller shall terminate, or cause to be terminated, and obtain any consents or releases required to terminate, as of Closing, the agreements listed on Section 6.12 of the Disclosure Schedules without any liability to the Buyer from and after the Closing.

Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Insurance Matters. Buyer acknowledges and agrees that coverage of the Business and the Purchased Assets (the “Covered Assets and Persons”) under all current or previous insurance policies maintained by Seller and its Affiliates, shall with respect to the operation of the Business and the Purchased Assets after the Closing Date cease as of the Closing Date and the Covered Assets and Persons will be removed from such policies as of such date except with respect to claims arising out of occurrences on or prior to the Closing Date.

Landlord Estoppel Certificates.  Seller shall use commercially reasonable efforts to deliver to Buyer on or prior to Closing a landlord estoppel certificate in form and substance reasonably acceptable to Buyer from each landlord under a Lease.

ARTICLE VII
Conditions to closing

Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

Other than the representations and warranties of Seller contained in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller),  Section 4.22 (Affiliate Transactions) and Section 4.23 (Brokers), the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller) Section 4.22 (Affiliate Transactions) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

All consents, authorizations and approvals with respect to the Assigned Contracts, Personal Property Leases, Environmental Permits (to the extent assignable) and Intellectual Property Licenses which are listed in Section 7.02(c) of the Disclosure Schedules (the “Material Consents”), in each case, in form and substance reasonably satisfactory to Buyer, shall have been received, and no such consent, authorization, order and approval shall have been revoked.

No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a), including instructions to the Escrow Agent.

Buyer shall have received (at Buyer’s expense) an owner’s title insurance policy with respect to each Owned Real Property, issued by a nationally recognized title insurance company acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements, and otherwise in such form, as Buyer shall require. Such title insurance policy shall insure fee simple title to each Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and those listed on Section 4.11(a)(i) of the Disclosure Schedules. Buyer shall have received (at Buyer’s expense) an appropriately certified ALTA/ACSM Land Title Survey prepared by a surveyor licensed in the jurisdiction where the Owned Real Property is located showing no Encumbrances other than the Permitted Encumbrances and those listed on Section 4.11(a)(i) of the Disclosure Schedules, and otherwise in form and substance satisfactory to Buyer and the title insurance company, for each of the Owned Real Properties.

All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances, including executed the executed Pay-off Letters.

Seller shall have delivered a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

Seller shall have delivered a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all (x) resolutions adopted by the board of directors or managers of Seller and (y) consents of the members, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

Seller shall have delivered a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Seller shall have delivered a certificate pursuant to Treasury Regulation Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

Seller shall have delivered a notarized written statement of Seller dated the same date as this Agreement satisfying the “good faith” requirement of Iowa Code Section 421.28 and Iowa Rule 701-12.14.

Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

Other than the representations and warranties of Buyer contained in Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers), the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b), including instructions to the Escrow Agent.

Buyer shall have delivered the Closing Date Purchase Price to Seller pursuant to Section 3.02(b)(i),  and the Closing Date Escrow Amount to the Escrow Agent pursuant to Section 3.02(b)(viii).

Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII
Indemnification

Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.09 (Title to Purchased Assets), Section 4.22 (Affiliate Transactions), Section 4.23 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) shall survive indefinitely; the representations and warranties in Section 4.05 (Financial Statements) shall survive twelve (12) months; the representations and warranties in Section 4.19 (Environmental Matters) shall survive for thirty-six (36) months; and the representations and warranties in Section 4.20 (Employees and Employment Matters) and Section 4.21 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Indemnification By Seller.  Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date, and subject to any Disclosure Schedules Supplement Acceptance);

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or AHN pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

any Excluded Asset or any Excluded Liability.

Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

any Assumed Liability; and

any Liability or Third Party Claim to the extent resulting from, arising out of or related to the Business as conducted by Buyer from and after the Closing.

Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller),  Section 4.09 (Title to Purchased Assets) and Section 4.23  (Brokers) (the “Seller Fundamental Reps”) or fraud)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Fundamental Reps)  exceeds $250,000 (the “Deductible”) (at which point Seller will be obligated to indemnify the Buyer Indemnitees solely for such indemnifiable Losses in excess of the Deductible); provided,  however, that Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to the Seller Fundamental Reps or fraud) with respect to individual Losses or several related Losses of $25,000 (the “De Minimis”) or less each, and such Losses shall not be counted toward the Deductible or the Indemnification Cap. Losses for which indemnification is sought under Section 8.02(a) shall not be counted toward the Deductible or the Indemnification Cap if indemnification by Seller may be sought for such Losses under Sections 8.02(b) or 8.02(c) or payment by Seller or AHN may be sought under Article X.

Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller Fundamental Reps or fraud) in excess of the then-remaining amount of the General Escrow Fund (the “Indemnification Cap”), which shall be the sole and exclusive source for recovery in respect of such indemnification claims.

Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) (the “Buyer Fundamental Reps”) or fraud) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds $250,000, at which point Buyer will be obligated to indemnify the Seller Indemnitees solely for such indemnifiable Losses in excess of $250,000.

Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Buyer Fundamental Rep or fraud) in excess of an amount equal to the General Escrow Amount.

For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined and any damages related thereto shall be calculated without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Neither of Buyer or Seller shall have any obligation to indemnify the other from and against any indemnifiable Losses arising out of the breach of any of the representations or warranties made herein unless the Indemnified Party (as defined below) makes a written claim for the breach that gives rise to such indemnifiable Losses within the applicable survival period.

To the extent that a portion of any indemnifiable Loss is included as a Liability in the calculation of the Closing Working Capital, then the amount included as a Liability will be subtracted from the total indemnifiable Losses payable. For the avoidance of doubt, Seller shall not be obligated to indemnify Buyer Indemnitees for any Loss to the extent such Loss consists of liabilities that were included in the determination of Closing Working Capital.

Each Indemnified Party shall be obligated in connection with any claim for indemnification under this ARTICLE VIII to use all commercially reasonable efforts to mitigate Losses upon and after having become aware of any event which could reasonably be expected to give rise to any such Losses, provided, that such mitigation is not detrimental in any material respect to such Indemnified Party and does not disrupt in any material respect the ongoing business operations of the Indemnified Party.  For the avoidance of doubt, any costs of the Indemnified Party incurred in connection with any mitigation undertaken pursuant to this Section 8.04 shall be deemed “Losses” of the Indemnified Party and such efforts to mitigate shall not include an obligation to litigate or initiate any Action or pursue any insurance or indemnification and, if mitigation first requires expenditure of funds, then the Indemnified Party shall have no obligation to seek such mitigation unless the Indemnifying Party advances such funds.

Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies (provided that, for purposes of this Section 8.04(i),  “Losses” shall include any cost associated with pursuing insurance proceeds, policies and/or providers, including any deductible or co-pay, out-of-pocket costs and any increase in premium payable by such Indemnified Party or any retroactive adjustment under any such insurance) (“Recovery Costs”); provided that no Indemnified Party shall be subject to any obligation to pursue litigation to recover in respect of any Loss from any insurer or other third party under any insurance policy, other Contract or otherwise. Subject to the foregoing sentence, to the extent that such insurance proceeds are received after payment has been made by the Indemnifying Party to the Indemnified Party (but within the same year such payment was made by the Indemnifying Party), the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made in connection with providing such indemnification payment up to the amount received by the Indemnified Party under such insurance (net of Recovery Costs).  Seller hereby waives any and all rights of subrogation with respect to the rights Buyer Indemnified Party has or would otherwise have in respect of any claim against any insurer or other third party.  For the avoidance of doubt, no indemnification payment hereunder shall be conditioned, withheld or delayed as a result of Buyer Indemnified Party not having sought, realized or received any insurance proceeds.

Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably ascertainable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, (y) seeks an injunction or other equitable relief against the Indemnified Party or (z) relates to Taxes sought to be imposed on Buyer. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records, information, witnesses and testimony relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party

Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b).   If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement or admission of liability without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Recoupment.

Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall, subject to the Indemnification Cap, if applicable, satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds, or (x) to the extent there are sufficient funds available in the General Escrow Account and (y) the

Indemnifying Party is Seller, by Seller and Buyer issuing joint written instructions to the Escrow Agent directing the release of such amounts to Buyer.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date of payment at a rate per annum equal to the rate of interest published by The Wall Street Journal as the “prime rate” at large U.S. money center banks on the Closing Date, calculated on the basis of a 365 day year and the actual number of days elapsed, without compounding.

From and after the Closing, subject to the provisions of this ARTICLE VIII, any indemnification to which Buyer is entitled under this Agreement as a result of any Loss (other than any Loss in respect of a breach of a Seller Fundamental Rep and other than any Loss resulting from fraud) shall be satisfied solely and exclusively by (1) first recouping all of such Loss from the then-remaining amount of the General Escrow Fund by Buyer in accordance with the terms of the General Escrow Agreement and (2) second, to the extent the General Escrow Fund is insufficient to satisfy such Loss with respect to claims other than under Section 8.02(a), and recouping the remainder of such Loss from Seller directly.  Funds will be released from the General Escrow Fund and the Employee/Consultant Escrow Fund in accordance with the terms of the General Escrow Agreement and the Employee/Consultant Escrow Agreement, respectively.

Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Exclusive Remedies.  Other than with respect to Section 6.03,  Section 6.06 and Section 11.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII or Sections 6.03, 6.06 and 11.11.   Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

Exception for Fraud and Willful Misconduct.  Notwithstanding anything herein to the contrary, in no event shall any limitation or condition provided in this ARTICLE VIII apply to any Loss suffered or incurred by (a) Buyer as a result of, or arising out of, the fraud or willful misconduct of Seller or (b) Seller as a result of, or arising out of, the fraud or willful misconduct of Buyer.

Section 8.11.No Remote, Speculative or Punitive Damages. No party shall be liable, and no claim for breach of representation or warranty or for indemnification or any other claim, may in any event be asserted under this Article VIII or otherwise arising under this Agreement, or any other documents entered into in connection herewith, for any speculative, remote or punitive damages (except to the extent speculative, remote or punitive damages are awarded to a third party).

Section 8.12. Tax Benefits. The amount of any Losses suffered by a party will be reduced by the amount of Tax benefit (net of all expenses and Taxes incurred in obtaining such recovery or benefit) such party has actually received with respect to a Loss. For purposes of the foregoing, the phrase any “Tax benefit” to Buyer will consist solely of those Tax benefits actually realized by Buyer as determined solely by Buyer during the Tax year payment is received from the Indemnifying Party for such Loss.

ARTICLE IX
Termination

Termination. This Agreement may be terminated at any time prior to the Closing:

by the mutual written consent of Seller and Buyer;

by Buyer by written notice to Seller if:

Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer;

any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by November 16, 2013, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

upon receipt of a Request for Additional Information and Documentary Material issued by the Federal Trade Commission or the Department of Justice or

any subpoena, Civil Investigation Demand or other request for information from any Governmental Authority;

by Seller by written notice to Buyer if:

Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by November 16, 2013, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

if Buyer has not delivered the Purchase Price as provided in ARTICLE II on or before the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived, or on or before such other date as Seller and Buyer may mutually agree upon in writing, provided that Seller shall be required to deliver written notice to Buyer stating that it is seeking to terminate the Agreement pursuant to Section 9.02(b); or

by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Effect of Termination.

In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

as set forth in this ARTICLE IX and ARTICLE XI hereof; and

that nothing herein shall relieve any party hereto from Liability for any breach of any provision hereof.

If the Agreement is terminated as provided in Section 9.01, Buyer and Seller shall use commercially reasonable efforts to cause, to the extent practicable, all filings applications and other submissions made pursuant to this Agreement to be withdrawn from the Governmental Authority or other Person to which they were made.

ARTICLE X
TAX MATTERS

    Allocation of Purchase Price. AHN, Seller and Buyer agree to allocate the Purchase Price (as adjusted pursuant to the terms of this Agreement), plus the Assumed Liabilities and all other items required to be treated as consideration for federal income Tax purposes (the “Purchase Consideration”) among the Purchased Assets and the applicable covenants described in Section 6.06 in accordance with the principles of Section 1060 of the Code (the “Allocation”).  Before the first anniversary of Closing, Buyer shall deliver to Seller a proposed Allocation.  If Seller does not object to the proposed Allocation in writing within thirty (30) days of such delivery, the proposed Allocation shall become the final Allocation.  Seller shall be allowed, within thirty (30) days following delivery by Buyer to Seller of the proposed Allocation, to provide reasonable comments on the proposed Allocation to Buyer, and Buyer shall reasonably consider such comments prior to reaching a final Allocation. AHN, Seller and Buyer agree to report, pursuant to Section 1060 of the Code and the Treasury Regulations promulgated thereunder or any other similar provision of state, local or non-U.S. Law, as and when required, any agreed final Allocation of the Purchase Consideration in a manner consistent with such final Allocation in the preparation and filing of all Tax Returns (including IRS Form 8594).  If the parties cannot agree on the Allocation, each party hereto shall use its own allocation, as each such party shall deem appropriate.

Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred solely as a result of the transfer of assets pursuant to this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by Seller and 50% by Buyer when due. Seller and Buyer shall timely file any Tax Return or other document with respect to such Taxes or fees (and Seller and Buyer shall cooperate with respect thereto as necessary); the cost of such filings to be borne and paid 50% by Seller and 50% by Buyer.

Allocation of Certain Taxes. In the case of any Straddle Period, (i) any real property, personal property, ad valorem and similar Taxes allocable to the portion of such Straddle Period ending with the end of the day on the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and shall be an Excluded Liability and (ii) any real property, personal property, ad valorem and similar Taxes for the portion of such Straddle Period beginning after the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Post-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and shall be an Assumed Liability.  The party that has the primary obligation to do so under applicable Law shall file any Tax Return that is required to be filed in respect of Taxes described in this Section 10.04 and that party shall pay the Taxes shown on such Tax Return.  To the extent any such Taxes paid by Buyer (or any refund of Taxes received by Buyer) are allocable to the Pre-Closing Tax Period, or any such Taxes paid by Seller (or any refund of Taxes received by

Seller) are allocable to the Post-Closing Tax Period, Buyer or Seller (as applicable) shall pay to the other party such proportionate amount promptly after the payment of such Taxes (or the receipt of any such refund).  To the extent Buyer receives any refunds with respect to any Taxes arising in a Pre-Closing Tax Period, Buyer shall pay such refunds to Seller net of any amounts owed to Buyer under this Agreement.

Cooperation on Tax Matters. Each of Buyer, Seller and AHN (and each of their respective Affiliates) agree to provide each other with such information and assistance as is reasonably necessary, including access to records, Tax Returns and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with a Tax audit, examination or otherwise.

ARTICLE XI
MISCELLANEOUS

Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Seller:	IVESCO Holdings LLC c/o Altpoint Capital Partners LLC 712 Fifth Avenue, 50th Floor New York, New York 10019 Attention: Derek Pease Facsimile:(646) 805-3474 E-mail: derek.pease@altpointcapital.com

with a copy to:	Pepper Hamilton LLP 620 Eighth Avenue, 37th Floor New York, New York 10018-1405 Attention: Ronald R. Jewell Facsimile:(800) 810-3921 E-mail: jewellr@pepperlaw.com

If to Buyer:	MWI Veterinary Supply 3041 W. Pasadena Dr. Boise, ID 83705 Facsimile: 208-955-8999 Email: JCleary@mwivet.com Attention: James F. Cleary, Jr.

with a copy to:	Dechert LLP Cira Center 2929 Arch Street Philadelphia, PA 19104-2808 Facsimile:215-994-2222 E-mail: Stephen.Leitzell@dechert.com Attention:Stephen M. Leitzell, Esq.

Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Successors and Assigns.  Subject to any express provisions in this Agreement regarding restrictions on transfers or assignments, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and personal representatives. Buyer has the right, in Buyer’s sole discretion, to assign all or part of Buyer’s rights and obligations set forth in this Agreement, including Buyer’s right to purchase and own the Real Property.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment shall relieve the assigning party of any of its obligations hereunder.

No Third-Party Beneficiaries.  Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

This Agreement and any claim, controversy or disputes arising out of or relating to this Agreement (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of

New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE UNITED STATES DISTRICT FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH A “CHOSEN COURT”), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH CHOSEN COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING, SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH CHOSEN COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH CHOSEN COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Specific Performance.  Subject to Section 9.02(b), the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: IVESCO Holdings LLC
By: /s/ Robert W. DiMarzo Name: Robert W. DiMarzo Title: Executive Chairman
AHN: AHN International LLC
By: /s/ Brett Pertuz Name: Brett Pertuz Title: Authorized Representative
BUYER: MWI Veterinary Supply Co.
By: /s/ James F. Cleary, Jr. Name: James F. Cleary, Jr. Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]